SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. 1)
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☑	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
STANDARD MANAGEMENT CORPORATION

(Name of Registrant as Specified in Its Charter)
Not Applicable

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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1.	Title of each class of securities to which transaction applies:
2.	Aggregate number of securities to which transaction applies:
3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:[1]
4.	Proposed maximum aggregate value of transaction:
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STANDARD MANAGEMENT
NOTICE OF
SPECIAL MEETING
&
PROXY STATEMENT

NOTICE OF SPECIAL MEETING
ABOUT THE MEETING
Proposal to Approve The Issuance Of More Than 20% Of Outstanding Common Stock In Connection With March 2005 Financing Transaction
STOCK OWNERSHIP
GENERAL

NOTICE OF SPECIAL MEETING

Time:	, 2005
9:30 a.m., local time

Place:	Standard Management Corporation
10689 North Pennsylvania
Indianapolis, Indiana 46280
Browning Auditorium

Proposals:	1.	To approve the issuance of more than 20% of the Company’s outstanding common stock upon conversion of a note and exercise of a warrant issued in connection with a private financing completed in March 2005.

	2.	To transact other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

Who Can Vote:	You can vote if you were a shareholder of record on , 2005.

Date of Mailing:	This notice and the proxy statement are first being mailed to shareholders on or about , 2005.
By order of the Board of Directors
Stephen M. Coons, Executive Vice President and Secretary

STANDARD MANAGEMENT
To our Shareholders:
     You are cordially invited to attend a special meeting of our shareholders, which will be held on                     ,                      at 9:30 a.m. local time in the Browning Auditorium at our headquarters in Indianapolis, Indiana.
     The matters to be considered at the meeting are described in the accompanying Notice of Special Meeting and Proxy Statement.
     Regardless of your plans for attending in person, you can be sure that your shares are represented at the meeting by promptly voting and submitting your proxy through the internet, by telephone or by completing, signing, dating and returning the enclosed proxy card in the enclosed post-paid envelope. If you attend the Special Meeting in person and wish to vote in person, you may withdraw your proxy and vote your shares personally.
     We look forward to seeing you at the Special Meeting.

Sincerely,

Ronald D. Hunter,
Chairman, Chief Executive Officer and President
, 2005

ABOUT THE MEETING

Why is this Proxy Statement being furnished to Shareholders?
This Proxy Statement is being furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Standard Management Corporation (“we”, “our”, “us”, “Standard Management” or the “Company”) for use at a Special Meeting (the “Special Meeting”). This Proxy Statement and the enclosed proxy card were first sent or given to shareholders on or about ___, 2005.
When and where is the Special Meeting being held?
The Special Meeting will be held at 9:30 a.m. on ___, ___, 2005 in the Browning Auditorium at our main office, 10689 North Pennsylvania, Indianapolis, Indiana 46280.
What am I voting on?
1.	To approve the issuance of more than 20% of the Company’s outstanding common stock upon conversion of a note and exercise of a warrant issued in connection with a private financing completed in March 2005.

2.	Such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.
Who is entitled to vote?
Each shareholder of record of our common stock at the close of business on ___, 2005 (the “Record Date”) is entitled to vote at the Special Meeting. Each share of common stock is entitled to one vote on each voting matter.
What constitutes a quorum at the meeting?
A majority of the shares entitled to vote will constitute a quorum for purposes of the Special Meeting. On the Record Date, there were ______ shares of common stock outstanding and entitled to vote.
A list of the shareholders of record entitled to vote at the Special Meeting will be available for inspection by any shareholder for any purpose applicable to the meeting, during normal business hours, for a period of ten days prior to the meeting at our principal executive offices located at 10689 North Pennsylvania, Indianapolis, Indiana 46280. Our telephone number at this address is (317) 574-6200.
How many votes are required for the approval of each item?
The proposal to approve the issuance of shares will be approved if a majority of the shares of common stock present in person or represented by proxy and voting vote in favor. Abstentions and broker nonvotes (as defined below) will not be counted either for or against the proposal.
Broker nonvotes:
If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares must be voted as you direct. If you do not give instructions, the broker may not vote your shares. When that happens, it is called a “broker nonvote”. Broker non-vote will be treated as shares that are present for purposes of determining the presence of a quorum but will not otherwise affect the voting.
How do I vote before the meeting?
You have three voting options:
▪	By internet, following the instructions on your proxy card; or

▪	By telephone, following the instructions on your proxy card; or

▪	By mail by completing, signing and returning the enclosed proxy card.
The proxies will vote your shares according to your instructions.
Can I vote at the meeting?
You may vote your shares at the meeting if you attend in person. Even if you plan to attend the meeting, we encourage you to vote your shares by proxy as described above.
What if I return my proxy card but do not provide voting instructions?
If you return a properly signed and dated proxy card but do not mark a choice on one or more items, your shares will be voted in accordance with the recommendation of our Board of Directors as discussed in this Proxy Statement. A proxy may indicate that all or a portion of the shares represented are not being voted by the shareholder with respect to a particular matter. Any such non-voted shares will

ABOUT THE MEETING

be considered present for the purpose of determining the presence of a quorum.
Can I revoke my proxy?
Yes. You may revoke your proxy at any time prior to voting at the Special Meeting by (1) delivering written notice to Stephen M. Coons, our Secretary, (2) by submitting a subsequently dated proxy, or (3) by attending the Special Meeting and voting in person.

Proposal to Approve The Issuance Of More
Than 20% Of Outstanding Common Stock In
Connection With March 2005 Financing
Transaction

Background
     On March 21, 2005, in order to further develop its existing health services operations and for general corporate purposes, the Company entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Laurus Master Fund, Ltd. (“Laurus’). Under the terms of the Purchase Agreement, on March 21, 2005 the Company issued to Laurus in a private placement (1) a $4.75 million secured convertible term note (the “Note”), and (2) a warrant initially exercisable for an aggregate of up to 532,511 shares of the Company’s common stock at a per share exercise price of $3.90 (the “Warrant” and together with the Note, the “Securities”). The Note was initially convertible into common stock at $3.28 per share, for a total of 1,448,170 shares. The Note bears interest at a rate per annum equal to the prime rate published in The Wall Street Journal plus 2%, with a floor of 7.25%. In the event that the trading price for the Company’s common stock increases above certain levels, the interest rate may be reduced. Under certain circumstances, the Company may satisfy monthly principal and interest payments by issuing shares in lieu of cash.
     Net proceeds from the sale of the Securities was approximately $4.52 million, which were used by the Company as follows: approximately $500,000 for the repayment of indebtedness, $464,000 for outside professional fees and the remaining $3.55 million to develop its existing health services operations and for general corporate purposes.
     If the Company issues shares at a price less than the then current conversion price of the Note, with certain exceptions, the conversion price of the Note is adjusted to equal the price at which the new shares are issued. As a result of this adjustment, the actual maximum number of shares that may be issued on conversion of the Note is indeterminate.
     The Company expects that it will issue additional shares in future acquisitions at prices approximately equal to the then market price of the shares. We cannot assure you that such issuances will not result in adjustments to the conversion price of the Note.
     The Note may not be converted and the Warrant may not be exercised for more than an aggregate of 1,583,430 shares (20% of the number of outstanding shares of common stock on March 21, 2005) (the “Maximum Stock Issuance”) at a price less than $7.58 per share (the book value per share of the Company’s common stock on March 21, 2005) unless the shareholders of the Company have first approved the conversion or exercise.
Dilutive Impact
     The issuance of shares of our common stock upon conversion of the Note or exercise of the Warrant as described in this proposal would substantially and significantly dilute the ownership interests and proportionate voting power of our existing shareholders. In our financial statements, basic net income/(loss) per common share is based upon weighted average common shares outstanding and diluted net income/(loss) per common share is based upon the weighted average number of common shares outstanding, including the dilutive effect, if any, of stock options, warrants and convertible securities. However, due to net losses in 2005, no dilutive effect of our outstanding stock options, warrants or convertible securities is reported. As of September 1, 2005, we had 9,161,074 shares of our common stock outstanding. As of that date, we also had common stock equivalents outstanding that were convertible or exercisable into 6,443,430 shares, of which 1,980,682 shares relate to the Securities (based on 1,448,171 shares converting at a conversion price of $3.28 per share and 532,511 shares upon exercise of the Warrant).
Shareholder Approval Required Under NASD Rules
     The Company is subject to the rules of the National Association of Securities Dealers, Inc. (“NASD”) applicable to companies whose securities are traded on the Nasdaq National Market. Pursuant to the terms of the Securities, the Company is not obligated to issue shares of its common stock upon conversion or exercise of the Securities if the issuance of such shares of common stock would result in a violation of Nasdaq rules or regulations.
     Rule 4350(i)(1)(D) of the NASD rules (the “20% Rule”) requires each company that is listed on Nasdaq to obtain shareholder approval prior to issuing common stock at a price less than the greater of the market value and the book value of that company’s common stock, where the amount of common stock to be issued is or will be greater than 20% of the common stock or voting power of the company outstanding prior to the entry into the agreement to issue the shares of common stock.
     On March 21, 2005, the date of the Purchase Agreement, the closing price of the Company’s common stock on the Nasdaq National Market was $2.96 per share and the book value of the common stock was $7.58 per share. The conversion and exercise prices of the Securities are in each case less than $7.58 per share, and the maximum number of shares that could be issued exceeds the Maximum Stock Issuance. Because the total number of shares issuable on conversion or exercise of the Securities at a price less than the book value of the Company’s shares of common stock exceeds 20% of the outstanding shares of common stock on March 21, 2005, the Securities contained the restriction discussed above on the number of shares issuable on the conversion or exercise without shareholder

Proposal to Approve The Issuance Of More
Than 20% Of Outstanding Common Stock In
Connection With March 2005 Financing
Transaction

Future dilutive issuances of the Company’s stock may cause adjustments to the conversion price of the Note and the exercise price of the Warrant, such that the per share price for which Laurus could acquire shares of the Company’s common stock could be less than the greater of the market value and the book value of the Company’s common stock as in effect on the date of the Purchase Agreement. An indeterminate number of shares of the Company’s common stock could be issuable upon conversion of the Note and in satisfaction of interest payments under the Notes. As a result, shareholder approval is required in order to exceed the Maximum Stock Issuance. Accordingly, the Company is seeking such shareholder approval at this time in advance of any issuance of common stock that could exceed the Maximum Stock Issuance.
     In addition, Rule 4350(i)(1)(B) of the NASD rules requires companies that are listed on the Nasdaq National Market to obtain shareholder approval prior to issuing common stock if such issuance will result in a change of control of the issuer. Nasdaq may consider a number of factors in determining whether a change of control will occur as a result of a particular transaction, the most significant of which is an investor’s post-transaction ownership and/or voting level. If an investor acquires, or obtains the right to acquire, between 20% and 30% of the common stock or voting power of an issuer on a post-transaction basis, Nasdaq will consider certain factors in determining whether a change of control has occurred, such as whether the investor has a right to representation on the issuer’s board or to participate in management. Ownership of more than 30% of the common stock or voting power gives rise to a presumption that a change of control has occurred. A pending proposal to amend the NASD rules would provide that a change of control will be deemed to have occurred if an investor acquires, or obtains the right to acquire, 20% or more of the common stock or the voting power of an issuer on a post-transaction basis (subject to certain exceptions).
     Pursuant to the terms of the Securities, unless the Company is in default on the Note or Laurus provides the Company with 75 days’ notice, Laurus may not become, at any one time, the “beneficial owner” of more than 4.99% of the Company’s common stock, as calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). However, as described above, Nasdaq may consider factors other than an investor’s beneficial ownership under the Exchange Act in determining whether a change of control has occurred. These factors could include the fact that the Securities are convertible into, and exercisable for, shares of the Company’s common stock at a rate that is subject to adjustment in the event of certain future dilutive issuances of the Company’s stock. Nasdaq looks to the hypothetical maximum number of shares that potentially could be issued to determine whether a change of control may occur. Because an indeterminable number of shares of the Company’s common stock could be issuable to Laurus under the Note, Nasdaq could view the issuance of common stock pursuant to the terms of the Securities as an issuance that may result in a change of control, thereby requiring shareholder approval. Accordingly, the Company is seeking such shareholder approval at this time in advance of any such issuance that may trigger this rule.
     The Purchase Agreement was filed as an exhibit to the Company’s current report on Form 8-K filed with the SEC on March 25, 2005 and includes the form of Note and Warrant. You are encouraged to review the full text of the Purchase Agreement. The foregoing summary of the terms of the Securities is qualified in its entirety by reference to the Purchase Agreement and the exhibits to the Purchase Agreement.
Vote Required
     The affirmative vote of a majority of the shares of common stock present in person or represented by proxy and voting at the Special Meeting will be required to approve this proposal. Abstentions and broker non-votes are not counted for any purpose in determining whether this proposal has been approved.
     If this proposal does not receive shareholder approval, the Company will not issue shares of its common stock on conversion or exercise of the Securities in breach of its obligations under the rules and regulations of the NASD.

Proposal to Approve The Issuance Of More
Than 20% Of Outstanding Common Stock In
Connection With March 2005 Financing
Transaction

     In addition, the Company would be required to satisfy its principal and interest payment obligations under the Notes with cash, which could leave the Company with insufficient working capital to operate its business.
     If the proposal is approved, the aggregate number shares that may be issued on conversion of the Note and exercise of the Warrant will increase from 1,583,430 shares to 1,980,681 shares (subject to customary adjustments to prevent dilution).
     Under Indiana law, the Company’s Board of Directors has the authority, without shareholder approval, to issue the Securities and to issue additional shares of common stock upon conversion of the Note and exercise of the Warrant. Shareholders are not entitled to dissenters rights or appraisal rights in connection with the issuance of the Securities. In addition, shareholders have no preemptive rights in connection with the issuance of the Securities, or the issuance of additional shares of common stock upon conversion of the Note or exercise of the Warrant.
          The Board of Directors recommends that shareholders approve the proposal to permit the issuance of more than 20% of the Company’s outstanding common stock to Laurus.

STOCK OWNERSHIP

The following table sets forth certain information as of September 1, 2005 with respect to ownership of our outstanding common stock by:
•	all persons known to us to own more than 5% of the outstanding shares of our common stock;

•	each of our directors;

•	each Named Executive Officer (as such term is defined in our proxy statement for our annual meeting of shareholders); and

•	all of our executive officers and directors as a group.

	Number of
Name	Shares Owned (1)	Percent
Ronald D. Hunter (2)	2,045,805	20.08%

Martial R. Knieser (3)	425,735	4.57

Stephen M. Coons (4)	442,986	4.68

Michael G. Browning (5)	89,374	*

James H. Steane II (6)	28,500	*

Dainforth B. French Jr. (7)	72,900	*

All current directors and executive officers as a group (6 persons) (8)	3,064,869	28.78

Marc D. Novotney (9)	5,000	*

Dimensional Fund Advisors, Inc. (10)	459,855	5.00

Henry George Luken, III (11)	565,845	6.15

William A. Granberry,	628,102	6.83
Joyce B. Granberry,
Suellen Granberry-Hager,
William A. Granberry, Jr.,
Gayle G. Walker,
Julia G. King, and
Jerry D. Stoltz, Sr. (12)

P.B. (Pete) Pheffer (13)	15,284	*

John T. Tran (14)	529,624	5.76

*	Represents less than one percent

STOCK OWNERSHIP

(1)	The information set forth in this table with respect to our common stock ownership reflects “beneficial ownership” as determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. “Beneficial ownership” includes shares for which an individual, directly or indirectly, has or shares voting or investment power or both and also includes options which are exercisable within sixty days of the date hereof. The percentages are based upon 9,161,074 shares outstanding as of September 1, 2005. The percentages for each of those parties who hold options exercisable within 60 days of the date of this proxy statement are based upon the sum of 9,161,074 shares plus the number of shares subject to such options held by each such party, as indicated in the following notes.

(2)	Includes 7,445 shares beneficially owned by Mr. Hunter’s spouse/child, as to which Mr. Hunter disclaims beneficial ownership, and 37,531 shares held on Mr. Hunter’s behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Hunter has investment power. Also includes 990,895 shares subject to options exercisable within 60 days of September 1, 2005. Includes 762,195 shares owned by the former shareholders of Rainier Home Health Care Pharmacy, Inc. pursuant to a voting trust agreement dated July 21, 2005, as to which Mr. Hunter has voting authority. Mr. Hunter’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

(3)	Includes 2,900 shares held on Dr. Knieser’s behalf pursuant to the Standard Management 401(k) Plan as to which Dr. Knieser has investment power and 121,667 shares subject to options exercisable within 60 days of September 1, 2005.

(4)	Includes 2,068 shares held on Mr. Coons’ behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Coons has investment power, 144,058 additional shares held under the Standard Management 401(k) Plan as to which Mr. Coons shares voting power as a result as his service as a trustee under the plan (which share amount includes the shares beneficially held under the plan for Messrs. Hunter and Knieser, as indicated elsewhere). Also includes 262,760 shares subject to options exercisable within 60 days of September 1, 2005.

(5)	Includes 5,700 shares held by Mr. Browning’s spouse and 3,200 shares pursuant to which Mr. Browning has shared voting power, in both cases, as to which Mr. Browning disclaims beneficial ownership. Also includes 25,000 shares subject to options exercisable within 60 days of September 1, 2005.

(6)	Includes 25,500 shares subject to options exercisable within 60 days of September 1, 2005.

(7)	Includes 10,000 shares held by Mr. French’s family, as to which Mr. French disclaims beneficial ownership. Also includes 25,000 shares subject to options exercisable within 60 days of September 1, 2005.

(8)	Includes a total of 1,450,822 shares subject to options exercisable within 60 days of September 1, 2005.

(9)	Subsequent to the year ended December 31, 2004, Mr. Novotney is no longer employed by Standard Management.

(10)	Information with respect to Dimensional Fund Advisors, Inc. is based solely on a Schedule 13G filed by this entity with the SEC on February 9, 2005. Standard Management makes no representation as to the accuracy or completeness of the information reported by this entity. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

(11)	Information with respect to Henry George Luken, III is based solely on a Schedule 13D filed by Mr. Luken with the SEC on May 14, 2003. Standard Management makes no representation as to the accuracy or completeness of the information reported by Mr. Luken. Mr. Luken’s address is 900 Fairway Lane, Soddy Daisy, Tennessee 37379.

(12)	Information with respect to William A. Granberry, Joyce B. Granberry, Suellen Granberry-Hager, William A. Granberry, Jr., Gayle G. Walker, Julia G. King, and Jerry D. Stoltz is based solely on a Schedule 13D jointly filed by such individuals with the SEC on May 11, 2005. Standard Management makes no representation as to the accuracy or completeness of the information reported by such individuals. These individuals jointly filed a Schedule 13D indicating their intention to vote together at the special meeting held on May 18, 2005. The address for these shareholders is 3990 Losillias Drive, Sarasota, Florida 34238

(13)	Includes 10,284 shares held on Mr. Pheffer’s behalf pursuant to the Standard Management 401(k) Plan as to which Mr. Pheffer has investment power. Mr. Pheffer is no longer employed by Standard Management.

(14)	Mr. Tran’s shares were acquired in the recent Agreement and Plan of Merger between Standard Management and Rainier Home Health Care Pharmacy, Inc. dated July 21, 2005. Also includes 16,667 shares subject to options exercisable within 60 days of September 1, 2005. Mr. Tran’s address is 10689 North Pennsylvania Street, Indianapolis, Indiana 46280.

GENERAL

SOLICITATION BY BOARD; EXPENSES OF SOLICITATION
The proxy card accompanying this proxy statement is solicited by our Board of Directors. Proxies may be solicited by officers, directors or other employees of the Company, none of whom will receive any additional compensation for their services. The Company has engaged Innisfree M&A Incorporated to assist it in the solicitation of proxies in connection with the Special Meeting. In connection with these services, the Company has agreed to pay Innisfree a fee of $6,500, plus reimbursement of certain out of pocket expenses. Solicitations of proxies may be made personally, or by mail, telephone, facsimile or messenger. The Company will pay persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for the expense of forwarding soliciting material to their principals. All costs of soliciting proxies will be paid by the Company.
SHAREHOLDER PROPOSALS
In order for a proposal by shareholder to be included in the Proxy Statement and Proxy for the annual meeting to be held in 2006, such proposal must be received by us at our principal executive office, to the attention of the Secretary, no later than March 15, 2006, assuming that the date of the annual meeting to be held in 2006 is not changed by more than 30 days from the date of the 2005 annual meeting. In such event, we will provide notice of the date by which such proposals must be received in order to be included. The determination by us as to whether we will oppose inclusion of any proposal in our Proxy Statement and Proxy will be made on a case-by-case basis in accordance with the judgment of the Board and the rules and regulations promulgated by the SEC. Proposals received after March 15, 2006 will not be considered for inclusion in our proxy materials for the annual meeting in 2006.
Pursuant to the rules and regulations promulgated by the SEC, any shareholder who intends to present a proposal at the annual meeting to be held in 2006 without requesting that we include such proposal in our proxy statement should be aware that he or she must notify us at our principal executive office, attention Secretary, not later than June 1, 2006 of the intention to present the proposal. Otherwise we may exercise discretionary voting with respect to such shareholder proposal pursuant to authority conferred by proxies to be solicited by our Board and delivered in connection with the meeting. In addition, pursuant to our bylaws, in order to present a proposal, a shareholder must provide notice to the Secretary of the Company not less than 60 nor more than 90 days prior to the meeting of the intention to make the proposal; provided that in the event less than 75 days notice of the meeting is given, notice by the shareholder to be timely must be received by the close of business on the tenth day following the notice date.
OTHER BUSINESS
Our Board of Directors knows of no other matters, other than those stated above, to be presented at the Special Meeting. If any other matters should properly come before the meeting the proxy card, if executed and returned, gives discretionary authority to the persons named in the proxy card and it is intended that such persons will vote on such matters in accordance with their best judgment.
By Order of the Board of Directors
Stephen M. Coons
Executive Vice President and Secretary

Standard Management Corporation
10689 North Pennsylvania
Indianapolis, Indiana 46280
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING OF SHAREHOLDERS.
     The undersigned shareholder of Standard Management Corporation hereby appoints Ronald D. Hunter and Stephen M. Coons or either of them, with power of substitution to each, the proxies of the undersigned to vote the common stock of the undersigned at the Special Meeting of Shareholders of Standard Management Corporation to be held on                       2005, at 9:30 a.m. at the Browning Auditorium at 10689 North Pennsylvania, Indianapolis, Indiana 46280, and any adjournments or postponements thereof:
     1. To approve the proposal to approve the issuance of more than 20% of the outstanding common stock in connection with March 2005 financing transaction.

FOR	☐	AGAINST	☐	ABSTAIN	☐
     2. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
THE BOARD OF DIRECTORS FAVORS A VOTE “FOR” THE PROPOSAL AND UNLESS INSTRUCTIONS TO THE CONTRARY ARE INDICATED IN THE SPACE PROVIDED, THIS PROXY WILL BE SO VOTED.

Please date and sign this Proxy exactly as name(s) appears on the mailing label.

Print Name(s):

NOTE: When signing as an attorney, trustee, executor, administrator or guardian, please give your title as such. If a corporation or partnership, give full name by authorized officer. In the case of joint tenants, each joint owner must sign.

Dated: